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Exhibit 23.5

[Letterhead of Mine Development Associates]

CONSENT OF MINE DEVELOPMENT ASSOCIATES

        The undersigned, Mine Development Associates, hereby states as follows:

        Our firm assisted with technical studies (collectively, the "Technical Studies"), concerning ore reserves in the Hycroft Mine (study issued in 2006), concerning ore reserves in the Paredones Amarillos property (study completed in 2005), concerning mineralized material contained in the Long Valley property (study completed in 2003) and concerning mineralized material contained in the Hasbrouck, Three Hills and Wildcat properties (studies completed in 2003 and technical reports issued in 2006), for Vista Gold Corp. (the "Company"), portions of which are summarized under the captions "Item 2. Properties — Hycroft Mine — Updated Feasibility Study"; "Item 2. Properties — Paredones Amarillos — Preliminary Feasibility Study"; "Item 2. Properties — Long Valley — Geology"; "Item 2. Properties — Hasbrouck — Geology"; "Item 2. Properties — Three Hills — Geology" and "Item 2. Properties — Wildcat — Geology" in this Annual Report on Form 10-K for the year ended December 31, 2006 (the "Form 10-K").

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91254, 333-102384, 333-104443, 333-120335, 333-129720, 333-132975 and 333-136980) and in the related Prospectuses, and in the Registration Statements on Form S-8 (Nos. 333-105621 and 333-134767) of the Company of the summary information concerning the Technical Studies, including the reference to our firm included with such information, as set forth above in the Form 10-K.

Mine Development Associates
	By:	/s/ NEIL PRENN Name: Neil Prenn, P.E. Title: President
Date: March 12, 2007

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CONSENT OF MINE DEVELOPMENT ASSOCIATES